Exhibit 10.18

General Manager, Yodle For Brand Networks Bonus Plan

The Bonus Plan (the “Plan”) for the General Manager of Yodle for Brand Networks (“YBN”) is designed to motivate and reward outstanding individual achievement, subject to the achievement of performance targets. This Plan document describes how Yodle, Inc. (the “Company”) funds the bonus pool (the “Bonus Pool”) under this Plan. The bonus allocation is subject to manager discretion.

Bonus Periods: Bonuses under this Plan are measured and paid semi-annually. The first bonus period runs from January 1st through June 30th of the calendar year and the second bonus period runs from July 1st through December 31st of the calendar year.

Eligibility: To be eligible for bonus consideration, you must be employed by the Company as the General Manager, Yodle for Brand Networks (1) for at least 30 days during the applicable bonus period and (2) through the last day of the applicable bonus period.

Target: Your semi-annual bonus target is $50,000 (the “Semi-Annual Target”).

Performance: Performance is based on the attainment of results during the bonus period and is comprised of two primary components that are weighted equally: (1) achievement of a revenue target (the “Revenue Target”) and (2) achievement of a contribution margin target (the “Contribution Margin Target”). The targets will be provided to you in advance of the applicable bonus period. The amount of the Bonus Pool available for allocation will be pro-rated based on the achievement of the Revenue Target and the Contribution Margin Target.

Management Discretion and Payment: Any bonus allocation to you is subject to manager discretion. Criteria that will influence manager discretion will be provided to you in advance of the applicable bonus period. Any bonus awarded to you will be paid no later than 60 days after the end of the applicable bonus period.

Bonus Pool Funding Calculation Example:

Note: This example demonstrates how the Bonus Pool is funded and will be adjusted based on achievement of performance targets.

EXAMPLE:

•	Semi-Annual Target: $50,000

•	Performance: 80% of Revenue Target and 110% of Contribution Margin Target

•	The amount to fund the Bonus Pool is $47,500 ((50% * $50,000)*80%) + ((50% * 50,000)*110%))

General: All payments are subject to all applicable deductions and withholdings. This Plan does not constitute an employment contract and your employment remains “at will”, meaning that you and the Company each retain the right to terminate your employment at any time, for any reason, without notice. This Plan may be modified or terminated by the Company’s Chief Executive Officer at any time with or without notice.